Exhibit 99.1

Release Luna Innovations Incorporated 1 Riverside Circle, Suite 400 Roanoke, VA 24016

Luna Innovations Reports First Quarter 2010 Financial Results

Total revenues decrease 7%; Product & license revenues increase 29%;

Adjusted EBITDA excluding litigation improves $0.8 million

(ROANOKE, VA, May 11, 2010) – Luna Innovations Incorporated (NASDAQ: LUNA), a company focusing on sensing, instrumentation and nanotechnology, today announced its financial results for the first quarter ended March 31, 2010.

As compared to the same quarter last year, product and license revenue increased by 29%, from $1.6 million in the first quarter of 2009 to $2.1 million in the first quarter of 2010, while total revenue decreased by 7%, from $8.5 million in the first quarter of 2009 to $7.9 million in the first quarter of 2010. The decrease in total revenue was largely the result of lower pass-through costs for subcontracts and materials under a research contract in the company’s technology development business segment. Gross profit increased from $2.7 million for the first quarter of 2009 to $2.8 million for the first quarter of 2010. The company reported a net loss attributable to common shareholders of $1.3 million, or $0.10 per common share, for the first quarter of 2010, as compared to a net loss of $40.9 million, or $3.66 per common share for the first quarter of 2009. The net loss for the first quarter of 2009 included one-time charges of $36.3 million for a litigation reserve and $1.3 million for the impairment of intangible assets, and a $0.6 million charge related to the valuation allowance provided against the company’s deferred tax asset. Adjusted EBITDA, which is earnings before interest, taxes, depreciation and amortization, excluding non-cash stock-based compensation expense, non-cash charges for impairment of intangible assets and charges related to the company’s litigation with Hansen Medical, Inc. and its Chapter 11 reorganization, improved to positive $0.5 million for the first quarter of 2010, as compared to negative $0.3 million for the first quarter of 2009. The company consummated a settlement of its litigation with Hansen and emerged from Chapter 11 reorganization in January 2010.

Kent Murphy, Chief Executive Officer, provided this overview of Luna’s results: “I am very pleased with our results since emerging from Chapter 11 reorganization in January. Recovery in demand for our

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fiber optic equipment during the quarter, along with our continued focus on operating expenses, has resulted in significant improvement in our core operating results that we believe represent progress toward profitability.”

First Quarter Financial Highlights

— Total revenues decreased by 7%, from $8.5 million for the first quarter of 2009 to $7.9 million for the first quarter of 2010.

— Product and license revenues increased by 29% to approximately $2.1 million for the first quarter of 2010 from $1.6 million for the first quarter of 2009. Technology development revenues decreased by 16% to $5.8 million for the first quarter of 2010 from $6.9 million for the first quarter of 2009, primarily due to lower pass-through costs included in 2010 revenues.

— Gross profit for the first quarter of 2010 increased to $2.8 million, or 36% of total revenues, from $2.7 million, or 32% of total revenues, for the corresponding period of 2009.

— Selling, general and administrative expenses decreased by 19% to $3.4 million, or 43% of total revenues for the first quarter of 2010, from $4.2 million, or 50% of total revenues, for the first quarter of 2009.

— Total operating expenses, excluding litigation and reorganization costs, decreased to $3.5 million, or 45% of total revenues for the first quarter of 2010, from $4.4 million, or 52% of total revenues, for the first quarter of 2009.

— Adjusted EBITDA excluding litigation and bankruptcy related items increased to $0.5 million in the first quarter of 2010 from negative $0.3 million in the first quarter of 2009.

— Net loss improved to $1.3 million for the first quarter of 2010, compared to a net loss of $40.9 million for the first quarter of 2009, primarily driven by reductions in amounts accrued with respect to the Hansen litigation in 2009 as well as expenses recognized with respect to impairment of intangible assets and the valuation of deferred tax assets as of March 2009.

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— Cash and cash equivalents totaled $6.5 million at March 31, 2010, as compared to $13.2 million at March 31, 2009. The company executed a revolving line of credit providing up to $5 million in borrowing capacity. At March 31, 2010, $2.5 million was outstanding under the line of credit.

First Quarter Business Highlights

— The company emerged from Chapter 11 reorganization on January 12, 2010 with a court approved reorganization plan that provided for payment of 100% of valid claims and allowed stockholders to retain their equity shares.

— The first Optical Vector Analyzer™ (OVA) 5000 products were shipped to customers. The OVA 5000 is a device for single-measurement, all-parameter analysis of fiber optic components and assemblies.

— Luna began work under the development and supply agreement with Hansen Medical, entered into as part of the litigation settlement, pursuant to which Luna is integrating its fiber optic shape sensing technology into Hansen’s medical robotic instruments.

— Luna’s technology development division was awarded 12 contracts in the first quarter, including eight Phase Is, two Phase 2s, one option to continue a contract and one subcontract on a Phase I.

Outlook 2010

Based on information as of May 11, 2010, the company continues to expect total revenue for 2010 to be in the range of $35.5 million to $38.0 million, consisting of product and license revenue of $9.5 million to $11.0 million and technology development revenue of $26.0 million to $27.0 million. Also for 2010, the company anticipates a GAAP net loss in the range of $2.8 million to $3.5 million, with positive adjusted EBITDA of $2.4 million to $3.9 million. For the second quarter of 2010, the company expects revenue of approximately $8.5 million to $9.5 million and a net loss of approximately $0.5 million to $1.0 million.

Non-GAAP Measures

In evaluating the operating performance of its business, Luna’s management excludes certain charges and credits that are required by generally accepted accounting principles (“GAAP”). These non-GAAP

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results provide useful information to both management and investors by excluding items that the company believes may not be indicative of its operating performance, because either they are unusual and the company does not expect them to recur in the ordinary course of its business or they are unrelated to the ongoing operation of the business in the ordinary course. These non-GAAP measures should be considered in addition to results and guidance prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure in the table following the financial statements attached to this press release.

Conference Call Information

As previously announced, Luna Innovations will conduct an investor conference call at 5:00 p.m. (EST) today to discuss its financial results and business developments for the first quarter of 2010. The call can be accessed by dialing 866.383.8003 domestically or 617.597.5330 internationally prior to the start of the call. The access code is 33764338. Investors are advised to dial in at least five minutes prior to the call to register. The conference call will also be webcast live over the Internet. The webcast can be accessed by logging on to the “Investor Relations” section of the Luna Innovations website, http://www.lunainnovations.com, prior to the event. The webcast will be archived under the “Webcasts and Presentations” section of the Luna Innovations website for at least 30 days following the conference call.

About Luna Innovations:

Luna Innovations Incorporated (www.lunainnovations.com) is focused on sensing and instrumentation, and pharmaceutical nanomedicines. Luna develops and manufactures new-generation products for the healthcare, telecommunications, energy and defense markets. The company’s products are used to measure, monitor, protect and improve critical processes in the markets we serve. Through its disciplined commercialization business model, Luna has become a recognized leader in transitioning science to solutions. Luna is headquartered in Roanoke, Virginia.

Forward Looking Statements:

The statements in this release that are not historical facts constitute “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include our expectations regarding financial results for the second quarter and full year 2010 and the Company’s future profitability. Management cautions the reader that these forward-looking statements are only predictions and are subject to a number of both known and unknown risks and uncertainties, and actual results, performance, and/or achievements of the Company may differ materially from the future results, performance, and/or achievements expressed or implied by these forward-looking statements as a result of a number of factors. These factors include, without limitation the fact that the outlook for the second quarter of and full year 2010 could change, and also include, without limitations, those risks and uncertainties set forth in the Company’s periodic reports and other filings with the Securities and Exchange Commission. Such filings are

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available at the SEC’s website at http://www.sec.gov, and at the company’s website at http://www.lunainnovations.com. The statements made in this release are based on information available to the company as of the date of this release and Luna Innovations undertakes no obligation to update any of the forward-looking statements after the date of this release.

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Luna Innovations Incorporated Consolidated Statements of Operations

	Three months ended, March 31,
	2010	2009
	(unaudited)
Revenues:
Technology development	$5,811,094	$6,882,372
Product and license	2,074,697	1,611,184

Total revenues	7,885,791	8,493,556

Cost of revenues
Technology development	3,832,342	4,897,756
Product and license	1,219,241	878,601

Total cost of revenues	5,051,583	5,776,357

Gross profit	2,834,208	2,717,199

Operating expenses:
Selling, general and administrative	3,421,262	4,235,588
Research, development and engineering	509,899	995,643
Litigation reserve	—	36,303,643
Impairment of intangible assets	—	1,310,598

Total operating expense	3,931,161	42,845,472
Operating loss	(1,096,953)	(40,128,273)

Other expense
Interest expense	84,014	158,988
Other	14,877	923

Total other expense	98,891	159,911

Loss before income taxes	(1,195,844)	(40,288,184)
Income tax expense	—	600,000

Net loss	(1,195,844)	(40,888,184)
Dividends declared on preferred stock	81,633	—

Net loss attributable to common shareholders	$(1,277,477)	$(40,888,184)

Net loss per share of common stock	$(0.10)	$(3.66)

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Luna Innovations Incorporated Consolidated Balance Sheets

	March 31, 2010	December 31, 2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,467,080	$5,228,802
Accounts receivable, net	7,754,801	7,203,203
Inventory	2,822,059	2,890,364
Prepaid expenses	672,685	560,964
Other current assets	46,916	729,532

Total current assets	17,763,541	16,612,865
Property and equipment, net	3,855,226	4,129,015
Intangible assets, net	553,794	580,785
Other assets	359,585	435,259

Total assets	$22,532,146	$21,757,924

Liabilities and stockholders’ equity (deficit)
Current liabilities not subject to compromise:
Line of credit	$2,500,000	$—
Current portion of long term debt	1,096,981	—
Accounts payable	1,881,731	1,142,267
Accrued liabilities	3,978,413	3,379,339
Deferred credits	1,355,541	1,034,526

Total current liabilities	10,812,666	5,556,132
Long term debt	3,903,019	—
Liabilities subject to compromise	—	19,062,000

Total liabilities	14,715,685	24,618,132

Stockholders’ equity (deficit)
Preferred stock	1,322	—
Common stock	12,786	11,352
Stock dividend not yet issued	81,633	—
Additional paid-in capital	53,098,455	41,228,698
Accumulated deficit	(45,377,735)	(44,100,258)

Total stockholders’ equity (deficit)	7,816,461	(2,860,208)

Total liabilities and stockholders’equity (deficit)	22,532,146	21,757,924

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Luna Innovations Incorporated Consolidated Statements of Cash Flows

	Three months ended March 31,
	2010	2009
	(unaudited)
Cash flows used in operating activities:
Net loss	$(1,195,844)	$(40,888,184)
Adjustments to reconcile not loss to cash used in operating activities:
Depreciation and amortization	328,959	619,788
Impairment of intangible assets	—	1,310,598
Share-based compensation	887,340	789,511
Warrant expense	46,997	—
Deferred tax expense	—	600,000
Changes in asset and liabilities:
Accounts receivable	(551,599)	(589,248)
Inventory	80,168	(21,336)
Other current assets	570,896	(5,317)
Other assets	33,446	17,728
Accounts payable and accrued expenses	(1,970,872)	(263,459)
Litigation reserve	—	36,303,643
Deferred credits	328,525	200,260

Net cash used in operating activities	(1,441,984)	(1,926,016)

Cash flows used in investing activities
Acquisition of property and equipment	(11,010)	(34,037)
Capitalized intellectual property costs	(34,362)	(30,749)

Net cash used in investing activities	(45,372)	(64,786)

Cash flows provided by (used in) financing activities
Payments on capital lease obligation	(1,367)	(2,799)
Payments on debt obligation	—	(357,143)
Borrowings under line of credit	2,500,000	—
Proceeds from exercise of options	227,001	10,824

Net cash provided by (used in) financing activities	2,725,634	(349,118)

Net change in cash	1,238,278	(2,339,920)

Cash at beginning of period	5,228,802	15,518,960

Cash at end of period	$6,467,080	$13,179,040

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Luna Innovations Incorporated Reconciliation of EBITDA and Adjusted EBITDA to Net Income/ (Loss)

	Three Months Ended March 31,
	2010	2009
	(unaudited)
Reconciliation of net loss to adjusted
EBITDA less litigation

Net loss	$(1,195,844)	$(40,888,184)

Interest	84,014	158,988
Taxes	—	600,000
Depreciation and amortization	328,959	619,788
Impairment of intangible assets	—	1,310,598

EBITDA	(782,871)	(38,198,810)

Share based compensation	934,337	789,511

Adjusted EBITDA	151,466	(37,409,299)
Litigation reserve	—	36,303,643
Fees associated with litigation and reorganization	382,887	790,381

Adjusted EBITDA less litigation	$534,353	$(315,275)

Reconciliation of operating expenses to operating expenses less litigation and reorganization related costs
Operating expenses	$3,931,161	$42,845,472

Litigation reserve	—	(36,303,643)
Intangible asset impairment	—	(1,310,598)
Fees associated with litigation and reorganization	(382,887)	(790,381)

Operating expenses less litigation and reorganization related costs	$3,548,274	$4,440,850

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Investor Contact:

Dale Messick, CFO

Luna Innovations Incorporated

Phone:1.540.769.8400

Email: IR@lunainnovations.com